Exhibit 8.1

ATTORNEYS AT LAW ONE INDEPENDENT DRIVE, SUITE 1300 JACKSONVILLE, FL 32202-5017 P. O. BOX 240 JACKSONVILLE, FL 32201-0240 904.359.2000 TEL 904.359.8700 FAX foley.com

January 15, 2015

Regency Centers Corporation

One Independent Dr. - Suite 114

Jacksonville, FL 32202

Ladies and Gentlemen:

This opinion is being furnished in connection with the Prospectus Supplement dated January 15, 2015 (the “Prospectus Supplement”) filed under the Registration Statement on Form S-3 (Registration No. 333-194301) of Regency Centers Corporation (the “Company”) under the Securities Act of 1933, as amended (the “Registration Statement”), for (i) the offer and sale of 2,500,000 shares of common stock, par value $0.01 per share, of the Company (the “Underwritten Shares”), which shares were borrowed by the underwriter or its affiliates from third parties, (ii) the offer and sale of up to 375,000 shares of Company common stock, which shares were borrowed by the underwriter or its affiliates from third parties, solely to cover over-allotments (the “Option Shares”), (iii) the issuance of up to 2,875,000 shares of common stock, par value $0.01 per share, of the Company (the “Settlement Shares”) pursuant to a forward sale agreement, (the “Forward Agreement”) entered into between the Company and Wells Fargo Securities, LLC (the “Forward Counterparty”) and (iv) the sale by the Company to the underwriter of any shares of common stock in lieu of the affiliates of the underwriter borrowing and selling to the underwriter any of the Underwritten Shares (the “Standby Shares” and, together with the Underwritten Shares, the Option Shares and the Settlement Shares, the “Shares”), with respect to qualification of the Company as a real estate investment trust (a “REIT”) for federal income tax purposes.

In connection with the opinions rendered below, we have reviewed the Registration Statement, including the Prospectus Supplement and the Prospectus, the articles of incorporation and bylaws of the Company and such other documents that we deemed relevant. The opinions expressed in this letter are based upon certain factual representations set forth in the Prospectus and in certificates of officers of the Company.

In connection with the opinions rendered below, we have assumed generally that:

1. each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

BOSTON BRUSSELS CHICAGO DETROIT	JACKSONVILLE LOS ANGELES MADISON MIAMI	MILWAUKEE NEW YORK ORLANDO SACRAMENTO	SAN DIEGO SAN DIEGO/DEL MAR SAN FRANCISCO SHANGHAI	SILICON VALLEY TALLAHASSEE TAMPA TOKYO WASHINGTON, D.C.

January 15, 2015

2. during its short taxable year ended December 31, 1993 and subsequent taxable years, the Company has operated and will continue to operate in such a manner that makes and will continue to make the factual representations contained in a certificate, dated as of the date hereof and executed by a duly appointed officer of the Company (the “Officer’s Certificate”), true for such years;

3. the Company will not make any amendments to its organizational documents or to the organizational documents of Regency Realty Group, Inc., a Florida corporation (“Management Company”), after the date of this opinion that would affect its qualification as a REIT for any taxable year;

4. no actions are contemplated to be taken by the Company or Management Company after the date hereof that would have the effect of altering the facts upon which the opinion set forth below is based.

In connection with the opinions rendered below, we also have relied upon the correctness of the factual representations contained in the Officer’s Certificate.

Based solely on the documents and assumptions set forth above and the factual representations set forth in the Officer’s Certificate, and without further investigation, we are of the opinion that the summary set forth in the Prospectus Supplement under the caption “Additional Material Federal Income Tax Considerations” and in the Prospectus under the caption “Certain Material Federal Income Tax Considerations” are accurate in all material respects as to matters of law and legal conclusions.

The foregoing opinions are based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations thereunder (the “Regulations”), published administrative interpretations thereof, and published court decisions, all of which are subject to change either prospectively or retroactively. The Internal Revenue Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT or that may change the other legal conclusions stated herein.

The foregoing opinion is limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinion expressed herein after the date of this letter.

We hereby consent to the inclusion of this opinion as Exhibit 8.1 in said Registration Statement and to the reference to this firm under the caption “Validity of Securities” in the Prospectus Supplement. In giving this consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

/s/ FOLEY & LARDNER LLP